Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

•                  4TH QUARTER EPS $0.82; FULL YEAR 2009 EPS $3.75

•                  4TH QUARTER NEW AWARDS OF $3.3 BILLION

•                  YEAR END BACKLOG OF $26.8 BILLION

IRVING, TEXAS — February 25, 2010 — Fluor Corporation (NYSE: FLR) today announced financial results for its fiscal year ended December 31, 2009.  Net earnings attributable to Fluor for 2009 declined 4 percent to $685 million, or $3.75 per diluted share, compared with a record $716 million, or $3.89 per diluted share in 2008.  Consolidated segment profit for the year was $1.25 billion, down 3 percent from $1.29 billion a year ago.  Full year results reflect very strong profit growth in Government and Power along with Oil & Gas results which matched record levels achieved last year, offset by declines in Global Services and Industrial & Infrastructure.  Consolidated revenue for the year totaled $22.0 billion, effectively flat with $22.3 billion a year ago, and segment margin was 5.7 percent compared with 5.8 percent last year.

Full year new awards were $18.5 billion, down from record bookings of $25.1 billion a year ago, mainly due to a significant decline in Oil & Gas awards during 2009.  Year-end backlog was $26.8 billion, a 19 percent decrease from the prior year.  While there were no material cancellations in the fourth quarter, backlog was impacted by approximately $5.3 billion from cancellations and scope reductions since the beginning of 2009.

“Fluor’s strong earnings in 2009, including great performance from the Oil & Gas, Power and Government segments, were surpassed only by our record results in 2008,” said Chairman and Chief Executive Officer Alan Boeckmann.  “Regarding current market conditions, while we are encouraged by the notable uptick in front-end engineering activity, we continue to experience uncertainty as overall capital investment in most industrial markets lags behind pre-recession levels.”

Corporate G&A expense for the year improved substantially to $179 million, from $229 million a year ago, mainly driven by lower compensation-related expenses and cost reduction initiatives.  Net interest income for 2009 was $14 million, substantially below the $48 million earned last year, primarily due to the impact of lower interest rates.  Fluor’s financial condition continued to strengthen, with cash plus current and noncurrent marketable securities totaling $2.6 billion, which is up from $2.1 billion a year ago.

Outlook

The company is beginning to see positive signs of a recovery, as evidenced by the amount of new front-end activity, and expects capital investment levels to gradually rebound as the global economy improves.  However, relatively lower new orders in recent quarters and continuing delays in the full release of major projects is expected to put pressure on 2010 earnings targets.  Based on a detailed evaluation of the projected impact on affected business segments, we are reducing the EPS guidance for 2010 to a range of $2.80 to $3.20 from the previously established range of $3.20 to $3.60 per share.

Business Segments

Fluor’s Oil & Gas unit reported segment profit of $730 million, which is slightly above record profits of $724 million achieved in 2008.  Revenue declined 9 percent to $11.8 billion, down from $12.9 billion last year.  While revenue reflected slowing new awards and a declining backlog, segment profit was bolstered by strong margins driven by favorable performance on various projects.  New awards for the segment totaled $7.0 billion, down from $15.1 billion in 2008 which included a number of sizable downstream refining awards in the United States.  Ending backlog declined to $11.8 billion, a $9.6 billion decrease that was driven in part by $5.2 billion in cancellations and scope reductions.

The Industrial & Infrastructure group reported segment profit of $140 million, compared with $208 million in 2008 which included a pre-tax gain of $79 million from the sale of its joint venture interest in the Greater Gabbard offshore wind farm project.  Results for 2008 also included provisions totaling $33 million relating to the London Connect project, which during 2009 successfully settled all outstanding issues with no material additional impact to the segment’s profit.   Contributions from the mining business line increased substantially during 2009 as a result of very strong new awards.  Revenue for the segment rose 39 percent to $4.8 billion, mainly due to increases in mining and infrastructure project volume.  New awards totaled a segment record of $6.8 billion, up 36 percent from $5.0 billion last year.  Year-end backlog also rose to a segment record $10.2 billion, representing a 53 percent increase over 2008.

Government posted segment profit of $117 million, more than double the $52 million reported a year ago.  Improved results primarily reflect contributions from LOGCAP IV task orders and the Savannah River project.  Revenue in 2009 grew by 50 percent to $2.0 billion.  New awards totaled $2.3 billion for the year, up from $1.4 billion in 2008, including the annual contract award and special American Recovery and Reinvestment Act funding at Savannah River and incremental LOGCAP IV task orders.  Ending backlog rose 27 percent to $1.0 billion.

Segment profit for Global Services declined to $140 million in 2009, down 39 percent, including the impact of a $45 million charge for a collectability issue on a paper mill revamp project.  Revenue decreased by 23 percent to $2.1 billion, reflecting the impact of the global recession which caused declining volumes of capital work and shutdown/turnaround maintenance activity.  Full year new awards of $1.3 billion were well below the $2.1 billion received for operations and maintenance activities in 2008, bringing year-end backlog to $2.4 billion.

Fluor’s Power group reported a 65 percent increase in segment profit to a record $124 million, while revenue declined by 33 percent to $1.3 billion.  The decrease in revenue reflects a decline in backlog driven in part by the large Oak Grove coal-fired power project which is nearing completion.  Increased segment profit reflects favorable project completion adjustments and fees associated with certain projects.  New awards in 2009 totaled $894 million, below the $1.3 billion recorded a year ago due to reduced power demand and uncertainty regarding pending carbon emissions legislation.  Power segment backlog was $1.3 billion at year-end, down from $1.8 billion at the end of 2008.

Fourth Quarter Results

Net earnings attributable to Fluor for the fourth quarter of 2009 were $149 million, or $0.82 per diluted share, compared with $190 million, or $1.03 per diluted share in 2008.  The effective tax rate in the fourth quarter of 2009 was higher than expected at 39 percent, while the fourth quarter of 2008 benefited from a materially lower 24 percent effective tax rate due to a variety of factors.  Segment profit for the quarter decreased 4 percent to $310 million, compared with $323 million a year ago.  Fourth quarter profits reflect growth in the Power, Government and Industrial & Infrastructure segments, offset by declines in Oil & Gas and Global Services.  Corporate G&A expenses in the quarter were $61 million, down $22 million from a year ago, due in part to the effect of a $16 million provision in the fourth quarter of 2008 relating to the decision to relocate the company’s U.K. operations and the result of cost reduction initiatives in 2009.  Revenue for the quarter of $5.5 billion was 10 percent below last year, mainly due to lower Oil & Gas activity.  Fourth quarter new awards were $3.3 billion including awards of $1.6 billion in Industrial & Infrastructure and $912 million in Oil & Gas, compared with awards totaling $4.2 billion in the same quarter of 2008.

Fourth Quarter and Year-End Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern Standard Time on Thursday, February 25, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22.0 billion in 2009.  For more information visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; customer cancellations of, scope adjustments to or deferrals of existing contracts; the Company’s failure to receive anticipated new contract awards; the effects of the current worldwide financial crisis on us, our clients, suppliers and subcontractors; the failure of our subcontractors or suppliers to perform as required under our contracts; difficulties or delays incurred in the execution of contracts, including performance issues caused in whole or in part by our joint venture or teaming partners, resulting in cost overruns or liabilities; the cyclical nature of many of the markets the Company serves, which may be impacted by the current economic downturn and commodity price decreases; delays or defaults in client payments; increased costs, especially on projects governed by fixed price contracts; the Company’s ability to access capital markets; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients, including the U.S. government; the ability of the government to unilaterally terminate the Company’s contracts; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; foreign economic and political uncertainties; the potential impact of certain tax matters including, but not limited to, those from foreign operations and any audits by tax authorities; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

 Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 25, 2010. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31	2009	2008
Revenue	$5,479.4	$6,071.5
Cost and Expenses:
Cost of Revenue	5,156.8	5,740.2
Corporate G&A	61.5	83.4
Net Interest Income	(3.1)	(11.2)
Total Cost and Expenses	5,215.2	5,812.4
Earnings before Taxes	264.2	259.1
Income Tax Expense	102.9	61.7
Net Earnings	161.3	197.4
Net Earnings attributable to noncontrolling interests	(12.6)	(7.9)
Net Earnings attributable to Fluor Corporation	$148.7	$189.5
Basic Earnings per Share
Net Earnings	$0.83	$1.04
Weighted Average Shares	178.2	180.4
Diluted Earnings per Share
Net Earnings	$0.82	$1.03
Weighted Average Shares	179.9	182.3
New Awards	$3,316.2	$4,154.4
Backlog	$26,778.8	$33,245.3
Work Performed	$5,346.3	$5,910.5

YEAR ENDED DECEMBER 31	2009	2008
Revenue	$21,990.3	$22,325.9
Cost and Expenses:
Cost of Revenue	20,689.2	21,081.9
Gain on sale of joint venture interest	—	(79.2)
Corporate G&A	178.5	229.7
Net Interest Income	(14.2)	(48.2)
Total Cost and Expenses	20,853.5	21,184.2
Earnings before Taxes	1,136.8	1,141.7
Income Tax Expense	403.9	392.8
Net Earnings	732.9	748.9
Net Earnings attributable to noncontrolling interests	(48.0)	(32.8)
Net Earnings attributable to Fluor Corporation	$684.9	$716.1
Basic Earnings per Share
Net Earnings	$3.79	$3.99
Weighted Average Shares	179.1	177.7
Diluted Earnings per Share
Net Earnings	$3.75	$3.89
Weighted Average Shares	180.9	182.6
New Awards	$18,455.4	$25,057.8
Backlog	$26,778.8	$33,245.3
Work Performed	$21,377.8	$21,624.7

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2009		2008
Revenue
Oil & Gas	$2,504.0		$3,697.9
Industrial & Infrastructure	1,540.5		883.1
Government	589.6		371.1
Global Services	545.7		680.6
Power	299.6		438.8
Total Revenue	$5,479.4		$6,071.5

Segment Profit $ and Margin %
Oil & Gas	$158.9	6.3%	$211.7	5.7%
Industrial & Infrastructure	36.6	2.4%	29.5	3.3%
Government	32.0	5.4%	15.7	4.2%
Global Services	50.0	9.2%	60.7	8.9%
Power	32.3	10.8%	5.5	1.3%
Total Segment Profit $ and Margin %	309.8	5.7%	323.1	5.3%

Corporate administrative and general expense	(61.5)		(83.4)
Interest income, net	3.1		11.2
Earnings attributable to noncontrolling interests	12.8		8.2
Earnings before Taxes	$264.2		$259.1

YEAR ENDED DECEMBER 31	2009		2008
Revenue
Oil & Gas	$11,826.9		$12,946.3
Industrial & Infrastructure	4,820.6		3,470.3
Government	1,983.2		1,319.9
Global Services	2,069.0		2,675.8
Power	1,290.6		1,913.6
Total Revenue	$21,990.3		$22,325.9

Segment Profit $ and Margin %
Oil & Gas	$729.7	6.2%	$723.8	5.6%
Industrial & Infrastructure	140.4	2.9%	208.2	6.0%
Government	116.8	5.9%	52.2	4.0%
Global Services	140.1	6.8%	229.3	8.6%
Power	124.2	9.6%	75.4	3.9%
Total Segment Profit $ and Margin %	1,251.2	5.7%	1,288.9	5.8%

Corporate administrative and general expense	(178.5)		(229.7)
Interest income, net	14.2		48.2
Earnings attributable to noncontrolling interests	49.9		34.3
Earnings before Taxes	$1,136.8		$1,141.7

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

AS OF DECEMBER 31	2009	2008
Cash and Marketable Securities, including noncurrent	$2,625.8	$2,130.8
Total Current Assets	5,122.1	4,668.5
Total Assets	7,178.5	6,423.6
Total Short-Term Debt	109.8	133.2
Total Current Liabilities	3,301.4	3,162.2
Long-term Debt	17.7	17.7
Shareholders’ Equity	3,305.5	2,671.3

Total Debt to Capitalization % (based on Shareholders’ Equity)	3.7%	5.3%
Shareholders’ Equity Per Share	$18.48	$14.71

SELECTED CASH FLOW ITEMS

($ in millions)

YEAR ENDED DECEMBER 31	2009	2008

Cash Provided by Operating Activities	$899.3	$974.6

Investing Activities
Capital Expenditures	(233.1)	(299.6)
Net (purchases) sales and maturities of Marketable Securities	(623.3)	211.3
Proceeds from sale of joint venture interest	—	79.2
Other Items	38.4	31.6
Cash Utilized by Investing Activities	(818.0)	22.5

Financing Activities
Repurchase of common stock	(125.4)	(0.4)
Dividends	(90.7)	(89.9)
Repayment of Convertible Debt	(23.8)	(173.6)
Distributions paid to noncontrolling interests, net of contributions	(75.7)	(19.7)
Other Items	(1.7)	30.5
Cash Utilized by financing Activities	(317.3)	(253.1)

Effect of Exchange Rate Changes on Cash	88.7	(84.8)

Decrease in Cash and Cash Equivalents	$(147.3)	$659.2

Depreciation	$180.8	$161.6

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2009		2008		% Chg

Oil & Gas	$912	28%	$2,742	66%	(67)%
Industrial & Infrastructure	1,574	47%	93	2%	NM
Government	358	11%	271	7%	32%
Global Services	344	10%	431	10%	(20)%
Power	128	4%	617	15%	(79)%

TOTAL NEW AWARDS	$3,316	100%	$4,154	100%	(20)%

YEAR ENDED DECEMBER 31	2009		2008

Oil & Gas	$7,048	38%	$15,147	60%	(53)%
Industrial & Infrastructure	6,838	37%	5,046	20%	36%
Government	2,339	13%	1,380	6%	69%
Global Services	1,336	7%	2,146	9%	(38)%
Power	894	5%	1,339	5%	(33)%

TOTAL NEW AWARDS	$18,455	100%	$25,058	100%	(26)%

BACKLOG TRENDS

($ in millions)

AS OF DECEMBER 31	2009		2008

Oil & Gas	$11,771	44%	$21,368	64%	(45)%
Industrial & Infrastructure	10,250	38%	6,691	20%	53%
Government	1,017	4%	804	3%	26%
Global Services	2,441	9%	2,606	8%	(6)%
Power	1,300	5%	1,776	5%	(27)%

TOTAL BACKLOG	$26,779	100%	$33,245	100%	(19)%

United States	$10,125	38%	$16,767	50%	(40)%
The Americas	6,201	23%	2,319	7%	167%
Europe, Africa and the Middle East	7,183	27%	12,478	38%	(42)%
Asia Pacific	3,270	12%	1,681	5%	95%

TOTAL BACKLOG	$26,779	100%	$33,245	100%	(19)%

NM = Not Meaningful